Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.

Plan Administrator and Participants

Genworth Financial, Inc. Retirement and Savings Plan:

We consent to the incorporation by reference in the registration statements nos. 333-168961 and 333-127474 on Form S-8 of Genworth Financial, Inc. of our report dated June 25, 2012, with respect to the statements of net assets available for plan benefits of the Genworth Financial, Inc. Retirement and Savings Plan as of December 31, 2011 and 2010, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2011, the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2011, and the supplemental schedule H, line 4j – schedule of reportable transactions for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Genworth Financial, Inc. Retirement and Savings Plan.

/s/ KPMG LLP

Richmond, Virginia

June 25, 2012